International Growth and Income Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

December 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$44,345
Class B	$318
Class C	$2,090
Class F1	$4,920
Class F2	$3,924
Total	$55,597
Class 529-A	$675
Class 529-B	$13
Class 529-C	$112
Class 529-E	$21
Class 529-F1	$19
Class R-1	$42
Class R-2	$182
Class R-3	$187
Class R-4	$97
Class R-5	$309
Class R-6	$4,209
Total	$5,866

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4430
Class B	$0.3185
Class C	$0.3153
Class F1	$0.4331
Class F2	$0.4705
Class 529-A	$0.4414
Class 529-B	$0.3031
Class 529-C	$0.3128
Class 529-E	$0.4609
Class 529-F1	$0.3844
Class R-1	$0.3345
Class R-2	$0.3236
Class R-3	$0.3889
Class R-4	$0.4358
Class R-5	$0.4733
Class R-6	$0.4809

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	103,946
Class B	1,006
Class C	6,826
Class F1	11,904
Class F2	8,768
Total	132,450
Class 529-A	1,652
Class 529-B	44
Class 529-C	385
Class 529-E	60
Class 529-F1	50
Class R-1	131
Class R-2	594
Class R-3	532
Class R-4	254
Class R-5	674
Class R-6	9,330
Total	13,706

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.21
Class B	$31.16
Class C	$31.14
Class F1	$31.21
Class F2	$31.22
Class 529-A	$31.18
Class 529-B	$31.13
Class 529-C	$31.08
Class 529-E	$31.19
Class 529-F1	$31.22
Class R-1	$31.16
Class R-2	$31.11
Class R-3	$31.18
Class R-4	$31.21
Class R-5	$31.32
Class R-6	$31.21